Exhibit 99.1

Mr. Owen Ryan

Chairman and Co-CEO

Blackline, Inc.

21300 Victory Blvd

Woodland Hills, CA 91367

Dear Owen-

With a mix of emotions, I am writing to share that I intend to resign from the Blackline board of directors effective May 8th, 2025, so that I have more time to focus on my new position as CEO at Semrush.

I have thoroughly enjoyed my time working with you and the other members of the Blackline board. I have been impressed with the leadership you and Therese have demonstrated as you built out a strong leadership team and developed a strategy that positions the company to take advantage of a very large market opportunity.

I remain excited about the trajectory of the company and will continue to be at your disposal long after I step down from the board.

Sincerely,

Bill Wagner